Exhibit (d)(6)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) is made on the last date signed below, (the “Effective Date”), between Eli Lilly And Company, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, United States (“Lilly”), and Verve Therapeutics, Inc., having its principal place of business at 201 Brookline Avenue, Boston, Massachusetts, 02215, United States (“Verve”).

The parties desire to exchange certain confidential and proprietary information in connection with Verve Therapeutics’ gene editing platform for potential business or scientific transactions (the “Purpose”). The parties acknowledge a Confidentiality Agreement concerning the Purpose was previously executed and expired on December 21, 2023. The parties agree and acknowledge that the terms and conditions in that Confidentiality Agreement have at all times since its execution, expiration and to date have been complied with in full. The parties desire to continue to explore the Purpose and as such, wish to restate the terms and conditions under this Agreement.

In consideration of the following terms and conditions, the parties agree as follows:

Article I. Definitions.

(a)	“Affiliates” means any corporation, firm, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with a party.

(b)

“Confidential Information” means all confidential or proprietary information of the Disclosing Party or its Affiliates, regardless of its form or medium as provided to the Receiving Party in connection with the Purpose; provided that, Confidential Information shall not include any information that the Receiving Party can show by competent evidence: (i) is already known by the Receiving Party at the time it is disclosed to the Receiving Party by the Disclosing Party; (ii) is or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement; (iii) has been lawfully received by the Receiving Party from a third party without restriction on its disclosure and without, to the knowledge of the Receiving Party, a breach by such third party of an obligation of confidentiality to the Disclosing Party; or (iv) has been independently developed by the Receiving Party without use of or reference to the Confidential Information.

(c)	“Disclosing Party” means the party disclosing Confidential Information to the other party or such other party’s Affiliates pursuant to this Agreement.

(d)	“Receiving Party” means the party receiving Confidential Information from the other party or such other party’s Affiliates pursuant to this Agreement.

(e)	“Representatives” means, individually and collectively, the officers, directors, employees, agents, consultants and/or independent contractors of a party or its Affiliates.

Article II. Restrictions on Disclosure and Use. The Receiving Party shall keep confidential and not publish, make available or otherwise disclose any Confidential Information to any third party, without the Disclosing Party’s express prior written consent; provided however, the Receiving Party may disclose the Confidential Information to those of its Affiliates and Representatives who need to know the Confidential Information strictly and solely in connection with the Purpose and are bound by confidentiality obligations with respect to such Confidential Information, no less restrictive than those obligations set forth herein and no other persons. The Receiving Party shall exercise at a minimum the same degree of care it would exercise to protect its own confidential information (and in no event less than a reasonable standard of care) to keep confidential the Confidential Information. The Receiving Party shall use the Confidential Information solely in connection with the Purpose.

Article III. Exceptions to Disclosure Restrictions. It shall not be considered a breach of this Agreement if the Receiving Party discloses Confidential Information in order to comply with a lawfully issued court or governmental order or with a requirement of applicable law or regulation; provided that: (i) the Receiving Party gives prompt written notice of such disclosure requirement to the Disclosing Party and cooperates with the Disclosing Party’s efforts, at the expense of the Disclosing Party, to oppose such disclosure or obtain a protective order for such Confidential Information, and (ii) if such disclosure requirement is not quashed or a protective order is not obtained, the Receiving Party shall only disclose those portions of the Confidential Information that it is legally required to disclose and shall make a reasonable effort to obtain confidential treatment for the disclosed Confidential Information.

Article IV. Compliance with Laws and Policy; Representations. Each party agrees that it shall comply and act in accordance with all applicable provisions of federal and state laws and regulations concerning such Confidential Information. Each party represents it has the right to enter into this Agreement and to disclose the Confidential Information and that such disclosure does not violate any other third party contracts it may have.

Article V. Destruction of Confidential Information. Within 30 days following the receipt of a written request from the Disclosing Party, the Receiving Party will destroy all Confidential Information received from the Disclosing Party in tangible form; provided however, the Receiving Party may retain one copy of the Confidential Information solely for the purpose of ensuring its compliance with this Agreement and applicable law. For the avoidance of doubt, the foregoing obligations in this Article shall not apply to any electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to the Receiving Party’s electronic record retention and destruction practices that apply to its own general electronic files and information.

Article VI. Term. The term of this Agreement will expire 12 months after the Effective Date and the obligations of confidentiality and non-use shall apply to Confidential Information for the earlier of 5 years after the term expires or when such Confidential Information no longer qualifies as Confidential Information; Either party may terminate this Agreement for any reason upon 30 days’ prior written notice to the counterparty, but any such early termination will have no effect on the parties continuing obligations of confidentiality and non-use.

Article VII. No Other Rights.

(a)

All Confidential Information is and shall remain the property of the Disclosing Party. By disclosing Confidential Information to the Receiving Party, the Disclosing Party does not grant to the Receiving Party any express or implied rights or license to or under any patents, patent applications, inventions, copyrights, trademarks, trade secrets or other intellectual property rights then or later possessed by the Disclosing Party.

(b)	Neither party makes any representation or warranty as to the accuracy or completeness of the Confidential Information it provides hereunder.

(c)	Nothing in this Agreement shall obligate either party to enter into any further agreement or transaction with the other party.

Article VIII. No Publicity. Neither party shall use the name of the other party or make any oral or written release of any statement, information, advertisement or press release having any reference to a party, whether express or implied, without the express prior written approval of that party; except where required by law.

Article IX. Miscellaneous.

(a)

The rights and obligations of this Agreement may not be assigned or delegated by either party, in whole or part, whether voluntarily, by operation of law, change of control or otherwise, without the prior written consent of the other party, and any assignment by a party in violation of the foregoing shall be void. Subject to the foregoing, the rights and obligations of the parties shall inure to the benefit of and shall be binding upon and enforceable by the parties and their lawful successors and permitted assigns.

(b)	The Receiving Party shall be responsible for any breach of this Agreement by the Receiving Party or its Representatives.

(c)

This Agreement, when executed, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written agreements, oral discussions, or understandings between them with respect to the Purpose.

(d)

If any of the provisions of this Agreement are found to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remainder of the Agreement, but rather this Agreement shall be construed as if it did not contain the particular invalid or unenforceable provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

(e)

No amendments of this Agreement or waiver of any of its terms shall be effective unless agreed in writing by both parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

(f)	The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws provisions.

(g)

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Scanned, electronic and facsimile signatures will be as binding as original signatures.

SIGNATURE PAGE FOLLOWS

Eli Lilly And Company	Verve Therapeutics, Inc.

/s/ Alessandro Placidi	/s/ Allison Dorval
Authorized Representative Name: Alessandro Placidi Title: Sr. Manager R&D Operations Date: 13-Jan-2025	Authorized Signature Name: Allison Dorval Title: CFO Date: 13-Jan-2025

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